Pricing Supplement No. 4 Dated February 13, 1998
(To Prospectus Supplement Dated December 8, 1997
 and Prospectus Dated October 16, 1997)
                                                Filed Pursuant to Rule 424(b)(2)
                                                File No. 333-35815 and 33-80775


                            CASE CREDIT CORPORATION
                   Medium-Term Notes, Series A - Fixed Rate

Agent:                        Chase Securities Inc.
Principal Amount:             $80,000,000
Agent's Discount
 or Commission:               0.35% of Principal Amount
Net Proceeds to Company:      $79,720,000
Original Issue Date:          February 19, 1998
Original Issue Price:         100% of Principal Amount
Interest Rate:                5.91%
Stated Maturity:              February 19, 2001
Cusip Number:                 146908AA6


Regular Record Date(s) (if other than the March 15 or
September 15 immediately preceding the Interest Payment Date):
                                                               -----------------

Interest Payment Date(s) (if other than April 1 and
October 1 of each year):
                                                               -----------------

Redemption:

    /x/  The Notes may not be redeemed prior to Stated Maturity.
    / /  The Notes may be redeemed prior to Stated Maturity.

               Redemption Commencement Date:
                                            ---------------

               Redemption Price:           % of Principal Amount
                                 ----------

The Redemption Price initially shall be   % of the Principal Amount of the Note
to be redeemed and shall decline at each anniversary of the Redemption
Commencement Date by   % of the Principal Amount to be redeemed until the
Redemption Price is 100% of such Principal Amount.
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Repayment:

     /x/  The Notes may not be repaid prior to Stated Maturity.
     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.

               Holder's Optional Repayment Date(s):
                                                   ---------------

               Holder's Optional Repayment Price:          % of Principal Amount
                                                  ---------

Original Issue Discount: / / Yes        /x/ No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

          / /  Approximate
          / /  Exact

Amortization:

     /x/  The Notes are not Amortizing Notes.
     / /  The Notes are Amortizing Notes.

               Amortization Formula:
                                              --------------

               Amortization Payment Date(s):
                                              --------------

Form of Notes:

     /x/ Book-Entry
     / / Certificated

Agent's Capacity:

     /x/ Agent
     / / Principal

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If as Principal:

     / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

     / /  The Agent proposes to offer the Notes at a fixed initial public
          offering price of        % of Principal Amount.
                            -------

If as Agent:

          The Notes are being offered at a fixed public offering price of 100% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."



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